Exhibit 5.1

OPINION OF DOUGLAS C. LEONARD

March 28, 2011

Investors Capital Holdings, Ltd.
230 Broadway
Lynnfield, MA 01940101

Ladies and Gentlemen:

I have acted as counsel to Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to up to 100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares may be issued and sold by the Company pursuant to the Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan (the “Plan”).

For purposes of this opinion, I have examined and relied upon such records, documents, certificates, and other instruments as I have deemed necessary or advisable for the purposes of the opinion expressed herein.  I have not independently verified any factual matter relating to this opinion. In making my examination, I have assumed that all signatures on documents examined by me are genuine, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as certified, conformed or photostatic copies.

I express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial interpretations of the foregoing), and I express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.

Based on the foregoing and consideration of such questions of law as I have deemed relevant, in my opinion the Shares registered herein have been duly authorized and, when offered or sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.   In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.   This opinion letter speaks of the date hereof and I assume no obligation to update this opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Douglas C. Leonard